
                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                  by and among

                            NATROL ACQUISITION CORP.,
                   a wholly owned subsidiary of NATROL, INC.,
                                    as Buyer,


                          LACI LE BEAU CORPORATION, and
                              SHAY LEE CORPORATION,
                                   as Sellers

                                       and
                               FREDERICK L. STINE,
                              SAM J. ROBERSON, and
                               DEBORAH L. BARNES,
                                   TRUSTEES OF
                      THE NUTRITION PRODUCTS TRUST OF 1995,
                                    as Seller

                                       and


                                  EARL ROBERSON
                                       and
                                 HELEN ROBERSON
                                   as Founders


                         Dated as of September 18, 1998


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                                                                                                               Page

                                TABLE OF CONTENTS

                                                                                                               Page

      SECTION 1.  PURCHASE AND SALE OF ASSETS.....................................................................1
         1.1      Sale of Assets..................................................................................1
         1.2      No Assumption of Any Liabilities or Obligations.................................................4
         1.3      Purchase Price and Payment; Adjustments.........................................................4
         1.4      Place of Closing; Closing Date..................................................................5
         1.5      Transfer of Subject Assets......................................................................5
         1.6      Delivery of Records and Contracts...............................................................5
         1.7      Further Assurances..............................................................................6
         1.8      Allocation of Purchase Price....................................................................6
         1.9      Employees, Wages and Benefits...................................................................6
         1.10     Leases..........................................................................................7
         1.11     Non-competition Agreements......................................................................7
         1.12     Customer Returns................................................................................7
         1.13     Current Litigation and Insurance Arrangements...................................................8
         1.14     Consulting Arrangements.........................................................................8
         1.15     Post-Closing Financial Statements...............................................................9

      SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLERS AND FOUNDERS .........................................9
         2.1      Making of Representations and Warranties........................................................9
         2.2      Organization and Qualification; Capital Stock...................................................9
         2.3      Authority......................................................................................10
         2.4      Title to Properties; Liens; Condition of Properties............................................11
         2.5      Financial Statements and Matters...............................................................12
         2.6      Absence of Undisclosed Liabilities.............................................................12
         2.7      Absence of Certain Developments................................................................12
         2.8      Ordinary Course................................................................................13
         2.9      Inventories....................................................................................13
         2.10     Tax Matters....................................................................................13
         2.11     Certain Contracts and Arrangements.............................................................14
         2.12     Intellectual Property Rights...................................................................15
         2.13     Litigation.....................................................................................16
         2.14     Employee Benefit Plans.........................................................................16
         2.15     Labor Laws.....................................................................................16
         2.16     List of Certain Employees and Suppliers........................................................17
         2.17     Hazardous Waste, Etc...........................................................................17
         2.18     Business; Compliance with Laws.................................................................17
         2.19     Investment Banking; Brokerage..................................................................17
         2.20     Insurance......................................................................................17
         2.21     Transactions with Affiliates...................................................................18


                                       (i)


         2.22     Customers and Distributors.....................................................................18
         2.23     Disclosure.....................................................................................18

      SECTION 3.  COVENANTS OF SELLERS...........................................................................18
         3.1      Making of Covenants and Agreements.............................................................18
         3.2      Conduct of Business............................................................................18
         3.3      Consummation of Agreement......................................................................19
         3.4      Breach of Representations and Warranties.......................................................19
         3.5      Non-Use of Trade Names, etc....................................................................20
         3.6      Collection of Assets...........................................................................20
         3.7      Required Permits...............................................................................20
         3.8      Consents and Waivers...........................................................................20

      SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER........................................................21
         4.1      Making of Representations and Warranties.......................................................21
         4.2      Organization of Buyer..........................................................................21
         4.3      Authority of Buyer.............................................................................21
         4.4      Litigation.....................................................................................21
         4.5      Finder's Fees..................................................................................22
         4.6      Reliance.......................................................................................22

      SECTION 5.  CONDITIONS TO BUYER'S OBLIGATION...............................................................22
         5.1      Representations; Warranties; Covenants.........................................................22
         5.2      No Material Change.............................................................................22
         5.3      Certificate from Officers......................................................................22
         5.4      Approval of Buyer's Counsel....................................................................22
         5.5      Escrow Agreement...............................................................................22
         5.6      No Litigation..................................................................................22
         5.7      Consents.......................................................................................23
         5.8      Leases.........................................................................................23
         5.9      Due Diligence..................................................................................23
         5.10     Non-Competition Agreements.....................................................................23
         5.11     Insurance......................................................................................23

      SECTION 6.  SURVIVAL OF WARRANTIES.........................................................................23
         6.1      Survival of Warranties.........................................................................23

      SECTION 7.  INDEMNIFICATION................................................................................24
         7.1      Indemnification by Sellers and Founders........................................................24
         7.2      Indemnification by Buyer.......................................................................26
         7.3      Notice; Defense of Claims......................................................................27
         7.4      Sole Remedy....................................................................................28
         7.5      Satisfaction of Indemnification Obligations....................................................28


                                      (ii)

         7.6      Insurance Proceeds.............................................................................29

      SECTION 8.  MISCELLANEOUS..................................................................................29
         8.1      Law Governing..................................................................................29
         8.2      Notices........................................................................................29
         8.3      Prior Agreements Superseded....................................................................30
         8.4      Assignability..................................................................................30
         8.5      Captions and Gender............................................................................30
         8.6      Certain Definitions............................................................................30
         8.7      Execution in Counterparts......................................................................30
         8.8      Amendments; Waivers............................................................................31
         8.9      Severability...................................................................................31
         8.10     Publicity and Disclosures......................................................................31
         8.11     Arbitration....................................................................................31
         8.12     Expenses.......................................................................................31
         8.13     Limitation on Liability........................................................................31


                                     (iii)

                             EXHIBITS AND SCHEDULES

      Exhibits
      --------

      Exhibit 1.3                   -     Form of Escrow Agreement
      Exhibit 1.11                  -     Form of Non-Competition Agreement

      Schedules
      ---------

      Schedule 1.1(a)(i)            -     Intellectual Property Rights
      Schedule 1.1(a)(ii)           -     Contracts
      Schedule 1.1(a)(iii)          -     Certificates
      Schedule 1.1(a)(v)            -     Equipment
      Schedule 1.1(a)(vi)           -     Marketing Contracts
      Schedule 1.1(b)               -     Excluded Assets
      Schedule 1.2                  -     Assumed Liabilities
      Schedule 1.8                  -     Allocation of Purchase Price
      Schedule 1.11                 -     Individuals to enter into Non-Competition Agreements
      Schedule 2.2                  -     Issued and Outstanding Capital Stock of each Seller;
                                          Subsidiaries
      Schedule 2.4                  -     Real Property
      Schedule 2.5                  -     Financial Statements
      Schedule 2.10                 -     Tax Matters
      Schedule 2.11                 -     Certain Contracts and Arrangements
      Schedule 2.12                 -     Intellectual Property
      Schedule 2.13                 -     Litigation
      Schedule 2.14                 -     Employee Benefit Plans
      Schedule 2.15                 -     Labor Laws
      Schedule 2.16                 -     List of Certain Employees and Suppliers
      Schedule 2.18                 -     Changes in Laws; Required Permits
      Schedule 2.19                 -     Investment Banking; Brokerage
      Schedule 2.20                 -     Insurance
      Schedule 2.21                 -     Transactions with Affiliates
      Schedule 2.22                 -     Customers and Distributors



                                      (iv)

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT dated as of September 18, 1998 by and among Natrol Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Natrol, Inc. ("Buyer"), Laci Le Beau Corporation, a California corporation ("Laci Le Beau"), Shay Lee Corporation, a California corporation ("Shay Lee"), and Frederick L. Stine, Sam J. Roberson and Deborah L. Barnes (individually a "Trustee" and collectively "Trustees"), as trustees of The Nutrition Products Trust of 1995, an irrevocable trust formed under California law ("NPT") (NPT, Laci Le Beau and Shay Lee are hereinafter referred to collectively as, "Sellers"), and Earl Roberson and Helen Roberson (individually a "Founder" and collectively "Founders").

                               W I T N E S S E T H

         WHEREAS, Sellers are engaged in the business of developing, formulating, manufacturing, marketing and distributing health foods and nutritional and dietary supplement products (the "Laci Le Beau Business");

         WHEREAS, subject to the terms and conditions hereof, the corporate Sellers and the Trustees, who are the holders of all of the issued and outstanding shares of capital stock of the corporate Sellers and the owners of certain assets operated as part of the Laci Le Beau Business, desire to sell the Laci Le Beau Business and certain of Sellers' properties and assets; and

         WHEREAS, the Founders, as grantors and beneficiaries of NPT, desire to facilitate the sale of the Laci Le Beau Business and said assets by making the representations, warranties and agreements set forth herein; and

         WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase the Laci Le Beau Business and said assets of Sellers for the consideration specified herein;

         NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


SECTION 1.  PURCHASE AND SALE OF ASSETS.

         1.1      Sale of Assets.

                   (a) Subject to the provisions of this Agreement, at the Closing (as defined in Section 1.4 hereof) each Seller shall sell, transfer and assign to Buyer and Buyer shall acquire all right, title and interest in and to the Laci Le Beau Business together with certain of the properties and assets of Sellers used or held in connection with the operation of the Laci Le Beau Business (except as hereinafter provided in Section 1.1(b)), including without limitation, the following assets of each Seller:

                  (i) all goodwill and intellectual property rights, including trade secrets, proprietary information, designs, styles, technologies, inventions, know-how, formulae, processes, procedures, research records, test information, software and software documentation, source and object code, algorithms, promotional materials, customer lists, supplier and dealer lists, market surveys, marketing know-how and manufacturing, research and technical information, trade names, including but not limited to the names "Laci Le Beau," "Neal's Discount Health Products," "Cottonwood Creek Foods," "Cottonwood Creek", "Shay Lee," "La Jean Health Products," "Natural Products," "Nutrition Products," "Super Dieter's Tea," "Super Dieter's," "Super Charge," "Mega Super Charge," "Powertime," "Diet Now," "Gingko 1000," "Slimmer Now," "Serena Calm," "Friendly Flora," "Tummy Care," "Throat Care," "Heavenly Nights," "True Care," "Super Diet Now," "New Super Diet Now," "Peacetime," "Guarana Plus," and "Energi-2000" and all related and associated logos and trademarks and all licenses to or from third parties with respect thereto, copyrights and copyright registrations, service marks and trademarks (including applications and registrations therefor), patents and patent applications (including without limitation the trade names, copyrights and copyright registrations, service mark and trademark registrations and applications and patents and patent applications described in Schedule 1.1(a)(i)), and all licenses to or from third parties with respect to the foregoing or rights related thereto, in each case which is used or held for use in the Laci Le Beau Business, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records, certificates of registration for all registered trademarks and renewals thereof, applications for trademark registration pending and other documentation upon which Sellers rely in claiming title to the intellectual property transferred hereby (collectively, the "Intellectual Property Rights");

                  (ii) all rights and interests in and to the orders, commitments, contracts and agreements of the Laci Le Beau Business, all of which are listed on Schedule 1.1(a)(ii) (the "Contracts");

                  (iii) all right, title and interest in and to all franchises, licenses, permits, certifications, approvals and authorizations relating to the Laci Le Beau Business all of which are listed on
         Schedule 1.1(a)(iii) (the "Certificates");

                  (iv) all inventory, stock in trade, work-in-progress, finished goods, product packaging and raw materials (collectively, the "Inventory");

                  (v) all equipment, tools, spare parts, fixtures and other tangible assets related to or used in connection with the Laci Le Beau Business, all of which are listed on Schedule 1.1(a)(v) (collectively, the "Equipment"); and

                  (vi) all rights under contracts or agreements with representatives marketing and selling the products and services of the Laci Le Beau Business, all of which are listed on Schedule 1.1(a)(vi) (collectively "Marketing Contracts");

                  (vii) all rights and benefits of Sellers in and to all prepayments, deposits and refunds related to the Laci Le Beau Business (including vendor or supplier incentives earned but not collected), all third party warranties and guarantees relating to the Subject Assets, and all indemnification rights against third parties related to the Subject Assets;

                  (viii) copies in a computer readable form satisfactory to the Buyer of customer lists, customer records and histories, customer invoices, lists of suppliers and vendors and all records relating thereto, market research information, advertising matter, catalogues, photographs, sales materials, purchasing materials, media materials, files, data, media materials and all records with respect to the Laci Le Beau Business; and

                  (ix) all other assets and properties of every nature whatsoever tangible and intangible, and wherever located, used or held for use in connection with the Laci Le Beau Business.

         The assets, property and business of Sellers being sold to and purchased by Buyer under this Section 1.1(a) are hereinafter sometimes referred to as the "Subject Assets."

                  (b) Notwithstanding the foregoing, there shall be excluded from such purchase and sale the following property and assets of each Seller:

                  (i) all cash, bank deposits, bank accounts and accounts receivable in existence as of the Closing Date (as defined in Section
         1.4 hereof);

                  (ii) corporate franchise, stock record books, and corporate record books containing minutes of meetings of directors and stockholders (collectively, the "Corporate Records"); provided, however, that each Seller shall make available to Buyer and its counsel prior to the Closing true and correct copies of each of the foregoing;

                  (iii) original and paper copies of the documents listed above in (a)(ix); provided, however, that each Seller shall (x) make such documents available to Buyer or its accountants, counsel or other representatives, after the Closing as reasonably required by the Buyer,
         (y) maintain such documents for a period of at least five (5) years in a reasonable fashion and (z) give Buyer not less than thirty (30) days notice of any intention to dispose of any or all of such documents; upon such notice, Buyer shall have the option to reproduce or take delivery of any or all of such documents free and clear of any claim of ownership by Sellers; and

                  (iv) the limited license to use "Laci Le Beau" in the name of Laci Le Beau Corporation; provided, that, such license shall (x) be limited to use in connection with the Current Litigation as defined below, (y) not extend to the conduct of any business and (z) cease upon the later of the termination of the Current Litigation or July 23, 2000.

         The assets, property and business of Sellers which are excluded from the Subject Assets under this Section 1.1(b) are hereinafter sometimes referred to as "Excluded Assets."

         1.2 No Assumption of Any Liabilities or Obligations. Except as set forth on Schedule 1.2, Buyer shall not assume or be bound by any obligations or liabilities of Sellers or any affiliate of Sellers of any kind or nature, known, unknown, accrued, absolute, contingent or otherwise, whatsoever (the
"Excluded Liabilities"). Consistent with the foregoing, and without limitation, Sellers shall retain and be responsible for and shall pay, as the same are incurred, any and all losses, damages, obligations, liens, assessments, judgments, fines, costs and expenses, liabilities and claims, including, without limitation, interest, penalties and reasonable fees of counsel and experts of every kind or nature whatsoever, made by or owed to any person to the extent any of the foregoing relates to (i) the Laci Le Beau Business or (ii) the Excluded Assets which arise in connection with or on the basis of events, acts, circumstances, omissions, conditions or any other state of facts occurring or in existence on or prior to the Closing (including, without limitation, any Claim relating to or associated with product liability or warranty matters, environmental matters, tax matters, employee, labor and union matters, pension and benefits matters, any failure to comply with applicable laws and/or permitting or licensing requirements, any failure to manufacture, test and certify products in accordance with applicable law, personal injury and property damage matters and worker health and safety matters and the litigation described in Schedule 2.13, including any amended pleadings or any action, suit or proceeding brought in any court or tribunal by the same or related claimants, based on the same or similar set of facts as those alleged in such litigation (the "Current Litigation") (all of the foregoing described in this Section 1.2 being a "Claim" or the "Claims"). Consistent with the foregoing, each Seller agrees as provided in Section 7 of this Agreement to indemnify and hold Buyer and its affiliates harmless from and against any and all Claims that Sellers are responsible for as described in this Section 1.2.

         1.3      Purchase Price and Payment; Adjustments.

                  (a) In consideration of the sale by Sellers to Buyer of the Subject Assets, subject to the satisfaction of all of the conditions contained herein, Buyer agrees that at the Closing (i) it will deliver to Sellers the Cash Payment Amount (as defined below) by bank cashiers check or by wire transfer of immediately available funds to such account(s) as Sellers shall have indicated in writing to Buyer not less than three (3) business days prior to the date of Closing, and (ii) it will deliver to an escrow agent (the "Escrow Agent"), as designated in an escrow agreement by and among Buyer, Sellers and the Escrow Agent, substantially in the form attached hereto as Exhibit 1.3 (the "Escrow Agreement"), two hundred fifty thousand dollars ($250,000) (the "Escrow Amount"), to be held by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement for purposes of indemnification claims under Section 7.1 hereof. The Cash Payment Amount shall equal seven million two hundred fifty thousand ($7,250,000) less the Inventory Adjustment Amount (as calculated in the manner described below), if any.

                  (b) Buyer and/or its representatives, in the presence of Sellers and/or their representatives, shall conduct a physical count and valuation of the Inventory. Such physical count shall take place at a time mutually agreed upon by the parties, prior to the Closing Date. Such valuation shall be conducted in accordance with generally accepted accounting principles on a basis consistent with that historically used in the Laci Le Beau Business, provided that: (i) inventory will be valued at cost; (ii) only finished goods with an expiration date of at least one year following the Closing Date will be valued; (iii) only raw materials with a shelf life of two years or more will be valued; and (iv) packaging materials that do not meet current product labeling standards will not be valued. The results of the physical count and valuation shall be reported in writing to Sellers promptly following completion and, in any event, prior to the Closing, and shall, in the absence of manifest error, be final and binding on the parties. In the event that such valuation reflects that the Inventory value is less than $2,145,075, then the Inventory Adjustment Amount shall equal the difference between $2,319,000 and the Inventory value.

         1.4 Place of Closing; Closing Date. The closing of the purchase and sale provided for in this Agreement (the "Closing") shall be held at the offices of the Buyer at 21411 Prairie Street, Chatsworth, CA 91311, on or about September 30, 1998, or at such other place or earlier or later date as may be fixed by mutual agreement of Buyer and Sellers (the "Closing Date").

         1.5 Transfer of Subject Assets. At the Closing, Sellers shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Subject Assets. Such instruments of transfer (a) shall be in the form which is usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel, (c) shall effectively vest in Buyer good title to all of the Subject Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind, except for liens for taxes not yet due and payable (collectively, "Liens"), and (d) where applicable, shall be accompanied by evidence of the discharge of all liens and encumbrances against the Subject Assets.

         1.6 Delivery of Records and Contracts. At the Closing, each Seller shall deliver or cause to be delivered to Buyer all of the Contracts. Each Seller shall also deliver to Buyer at the Closing, all of such Seller's business records, books and other data relating to the assets, business and operations of the Laci Le Beau Business, to the extent the same constitute part of the Subject Assets.

         1.7 Further Assurances. Each Seller from time to time after the Closing at the request of Buyer and without further consideration shall (a) execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.5) and take such other actions as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets; (b) cooperate with and provide assistance to Buyer in taking possession of the Subject Assets; and (c) cooperate with and assist Buyer in applying for registration of any unregistered Intellectual Property.

         1.8 Allocation of Purchase Price. The purchase price payable by Buyer pursuant to Section 1.3 shall represent payment for the Subject Assets in the amounts set forth on Schedule 1.8 hereto. The amounts reflected in said Schedule shall represent the fair market values of the Subject Assets at the Closing, to the best of the knowledge and belief of the parties hereto. At or as soon as practicable after the Closing, Buyer and Sellers shall execute an IRS Form 8594 in accordance with the allocation set forth in said Schedule and in compliance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations thereunder. All tax returns and reports filed by Buyer and Sellers with respect to the transactions contemplated by this Agreement shall be consistent with such Schedule.

         1.9      Employees, Wages and Benefits.

                  (a) Sellers shall terminate all employees of the Laci Le Beau Business and shall be responsible for making all severance payments to such employees to which such employees may be entitled in respect of such terminations. Buyer shall not assume or have any obligations or liabilities with respect to such employees or such terminations.

                  (b) Buyer specifically reserves to itself the right to employ or reject any of Sellers' employees or other applicants in its sole and absolute discretion. Each Seller acknowledges and agrees that Buyer may interview and discuss employment terms and issues with its employees. Nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of Sellers' employees.

                  (c) Each Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits, including accrued vacation pay to the Closing Date, to which each employee of the Laci Le Beau Business employed by it shall be entitled which shall have become due by reason of his or her employment through the day on which such employee is terminated, and such Seller shall collect and pay all taxes in respect of such wages, salaries, commissions and benefits.

                  (d) Each Seller acknowledges and agrees that Buyer is not assuming and shall not have any obligations or liabilities under, any benefit plan maintained by or for the benefit of employees of, the Laci Le Beau Business, including without limitation obligations for severance pay benefits or vacation pay for vacation time accrued but not taken as of the Closing Date.

         1.10 Leases. As a material inducement to and a condition precedent to this Agreement on the part of the Buyer, (i) Sellers and Founders will cause to be executed and delivered at the Closing (a) a Lease between The Earl J. and Helen J. Roberson Trust of 1995, a California trust, as Landlord, and the Buyer, as tenant, for space at 5533/5539 W. San Madele, Fresno, California and 5658/5670 W. San Madele, Fresno, California in the form mutually satisfactory to the parties and (b) a Lease between NPT as Landlord, and Buyer as tenant, for space at 5560 W. San Madele, Fresno, California, and (ii) Sellers will obtain prior to the Closing, the consent, in a form reasonably satisfactory to Buyer, of each landlord or lessor under the following leases: (a) Lease between Jack Papazian as Landlord, and Laci Le Beau as Tenant, for space at 3350 West Sussex, Fresno, California, and (b) Lease between W.A. Wontel, as Landlord, and the Laci Le Beau as Tenant, for the space at 5464 North Mission, Fresno, California. Such transfer of leased real property to Buyer shall not give any landlord or lessor under any of such leases any remedy, including without limitation, any right to declare a default under any lease.

         1.11 Non-competition Agreements. As a material inducement to and a condition precedent to this Agreement on the part of the Buyer, the Sellers shall each enter into and shall use their best efforts to cause Earl Roberson, Helen Roberson and Frederick L. Stine to enter into, and shall deliver to Buyer at the Closing Non-Competition Agreements in the form attached hereto as Exhibit
1.11 (the "Non-Competition Agreements").

         1.12 Customer Returns. If a customer of the Laci Le Beau Business makes a bona fide claim for the return of any product sold by the Sellers on or before the Closing Date and either the replacement of such product or a refund of the purchase price of such product, and such claim is based upon any matter other than the willful action or inaction of the Buyer or a change by Buyer in Sellers' policies concerning the returned product, then Buyer may at its option either: (i) replace such product; or (ii) credit to such customer's account an amount up to the purchase price thereof.

         (a) During the first six month period following the Closing Date, the cost of any such customer returns will be dealt with as follows:

                  (i) in the event Buyer has replaced the returned product, Buyer will invoice Seller, and Seller will promptly pay, an amount equal to the difference between: (a) Buyer's selling price of the replacement product plus the cost of packing and shipping, if any, and
         (b) if the product returned to the Buyer is reasonably determined by the Buyer, in the exercise of its reasonable discretion consistent with its quality control and customer returns policies, to be good and saleable, the value of such product determined at its original cost (the "Salvage Value"); or

                  (ii) in the event Buyer has issued a credit to such customer's account, Buyer will notify Sellers of the amount of such credit and Sellers will allow such credit against any outstanding account receivable of such customer retained by Sellers as an Excluded Asset. In such case, Buyer will promptly remit to Seller the Salvage Value, if any, of the returned product. If such customer has no outstanding account receivable with Sellers, or if the account receivable of such customer is insufficient to absorb the full amount of credit issued by Buyer, Sellers will notify Buyer as to the amount of such credit Buyer must grant such customer on Buyer's books, and shall promptly remit to Buyer an amount necessary to make the Buyer whole for issuing such credit on its books, less the Salvage Value, if any.

         (b) During the second six month period following the Closing Date, the cost of customer returns will be determined and paid in the same manner as provided in Section 1.12 (a) (i) and (ii), except that the Buyer will not be entitled to invoice the Sellers for any amount with respect to customer returns during such six month period unless the aggregate of all such customer returns costs together with other Claims of the Buyer as provided for in Section 7.1(b)(i) exceeds the $25,000 threshold in Section 7.1(b)(i).

The Sellers shall have the right, upon reasonable notice, to inspect any product returned to the Buyer.

         1.13     Current Litigation and Insurance Arrangements.

                  (a) In connection with any proceeding that is part of the Current Litigation, Sellers agree that in addition to any other agreement set forth herein, they will: (i) maintain the corporate existence of any named defendant in the Current Litigation controlled by any of them in such manner as to provide a defense to any claim of successor liability of the Buyer for the Current Litigation; (ii) so long as any aspect of the Current Litigation is pending, continue to vigorously defend such litigation, including providing a defense to the Buyer in any effort to join the Buyer in such litigation as successor to any Seller; and (iii) in the event any settlement is reached with respect to the Current Litigation, cause any release obtained from any plaintiff to extend to the Buyer.

                  (b) Sellers have and will maintain until at least July 23, 2000, product liability insurance on an occurrence basis and providing coverage in an amount not less than $5,000,000 in the aggregate for claims based on products sold by the Laci Le Beau Business prior to the Closing Date (the "Insurance Policy"). The Insurance Policy shall (i) name Buyer as an additional insured thereunder and (ii) if applicable, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Buyer, that names Buyer as the loss payee thereunder for any covered loss, to the extent of its interest. The Insurance Policy shall not be amended, modified or canceled without the consent of Buyer.

         1.14 Consulting Arrrangements. As a material inducement to Buyer to enter into this Agreement, both Frederick L. Stine and Earl Roberson hereby agree to provide to Buyer for 90 days after the Closing Date, consulting services consistent with the working time, attention, skill and energies devoted by such individuals to the Laci Le Beau Business in the year prior to the Closing Date.

         1.15 Post-Closing Financial Statements. Sellers shall deliver to Buyer by no later than October 15, 1998, an unaudited combined balance sheet of Sellers reflecting the Laci Le Beau Business as a whole as of September 30, 1998 and combined statements of income, retained earnings and cash flows of Sellers for the same period, with appropriate footnotes (collectively, the "Post-Closing Financial Statements"). Such Financial Statements shall take into account the physical count and valuation of the Inventory described in Section 1.3 hereof and otherwise shall be prepared in conformity with generally accepted accounting principles applied on a consistent basis, will be complete, correct and consistent in all material respects with the books and records of Sellers and will fairly and accurately present the financial position of Sellers as of such date and the results of operations and cash flows of Sellers for the periods shown therein.


SECTION 2.   REPRESENTATIONS AND WARRANTIES OF SELLERS AND FOUNDERS

         2.1 Making of Representations and Warranties. Each of Sellers and each of the Founders jointly and severally hereby make to Buyer the representations and warranties contained in this Section 2, provided that the representations and warranties of the Trustees are subject to the provisions of Section 8.13 hereof. For the purposes of this Section 2, references to the "knowledge" or "best knowledge" of any Seller shall be deemed to include such knowledge as any executive officer of such Seller actually has or reasonably ought to have in the prudent exercise of his or her duties.

         2.2 Organization and Qualification; Capital Stock. Each Seller (other than the Trustees) is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Each Seller (other than NPT) is qualified to do business as a foreign corporation in any jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on such Seller or the Laci Le Beau Business. All of the issued and outstanding capital stock of each Seller (other than NPT) is owned beneficially and of record as set forth in Schedule 2.2, free and clear of any lien, restrictions or encumbrances, and there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of such Seller. NPT is a trust formed under the laws of the State of California with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         Except as set forth in Schedule 2.2, no Seller has any subsidiaries or own any securities issued by any other business organization or governmental authority or any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind relating to the business conducted by Sellers.

         2.3      Authority.

                  (a) Each Seller (other than NPT) has full corporate power and authority to execute, deliver and perform this Agreement and each other agreement or instrument contemplated hereby and the execution and delivery of this Agreement and each other agreement or instrument contemplated hereby and the performance of all obligations hereunder and thereunder have been duly authorized by all necessary action of such Seller. This Agreement and each other agreement, document and instrument executed by each Seller pursuant to or in connection with this Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of such Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other rights affecting creditors' rights generally, and general equitable principles. The execution, delivery and performance by each Seller of this Agreement and each other agreement, document and instrument contemplated hereby:

                  (i) do not and will not violate any provision of the Articles of Incorporation or By-laws of such Seller, each as amended or restated to date;

                  (ii) do not and will not violate any law or regulation applicable to such Seller or require such Seller to obtain any approval, authorization, declaration, consent or waiver of, or make any filing with or give notice to, any person, entity or public or governmental authority that has not been obtained, made or given; and

                  (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, require a consent under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, license, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Seller is a party or by which such Seller or its property is bound or affected, or result in the creation or imposition of any Lien on any of the Subject Assets.

         (b) The Trustees and each Founder in each case have the full right, authority, power and capacity to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of them or it pursuant to or contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. This Agreement and each agreement, document and instrument executed and delivered by the Trustees and each Founder pursuant to or contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Trustees or such Founder, as the case may be, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or reorganization laws, or other laws relating to or affecting the availability of the remedy of specific performance or equitable principles of general application. The execution, delivery and performance by each Trustee and each Founder of this Agreement and each such agreement, document and instrument:

                  (i) do not and will not violate any laws of the United States or any state or other jurisdiction applicable to such Trustee or such Founder, as the case may be, or require such Trustee or such Founder, as the case may be, to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained, made or given; and

                  (ii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Trustee or such Founder, as the case may be, is a party or by which the property of such Trustee or such Founder, as the case may be, is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Subject Assets.

         2.4      Title to Properties; Liens; Condition of Properties.

                  (a) The Subject Assets do not include any real property.
Schedule 2.4 sets forth the addresses and uses of all real property that each Seller leases or subleases. Sellers own all of the Subject Assets and Sellers have and are conveying to Buyer hereunder good title to all of their personal property, tangible and intangible, included in the Subject Assets. None of such property or assets of Sellers, tangible or intangible, is subject to any Lien. No financing statement under the Uniform Commercial Code with respect to any of the Subject Assets is active in any jurisdiction, and no Seller has signed any such active financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement. The Subject Assets and the Excluded Assets listed on Schedule 1.1(b) are all of the assets used in the operation of the Laci Le Beau Business as the same has been operated prior to the date hereof. The Subject Assets (i) are in working order (reasonable wear and tear excepted), (ii) have been and shall through the Closing be maintained in a manner consistent with the past maintenance practices of Sellers, and (iii) to the best knowledge of each Seller, conform with all applicable state and federal statutes, ordinances, regulations and laws.

                  (b) Upon delivery to Buyer of the instruments of transfer referred to in Section 1.5 hereof, Buyer will receive good and valid title to all of the Subject Assets, free and clear of all Liens.

                  (c) All leases of real or personal property to which any Seller is a party are fully effective and afford such Seller peaceful and undisturbed possession of the subject matter of the lease. To its best knowledge, no Seller is in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its leased or subleased properties, which violation would have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of such Seller, nor has it received any notice of any such violation. There are no defaults by any Seller or to the best knowledge of any Seller, by any other party, which might curtail in any material respect the present use of such Seller's property. The performance by Sellers of this Agreement will not result in the termination of, or in any increase of any amounts payable under, any lease listed on Schedule 2.4.

         2.5 Financial Statements and Matters. Sellers have delivered to Buyer the following financial statements, copies of which are attached hereto as
Schedule 2.5:

                  (a) (i) combined balance sheets of Sellers reflecting the Laci Le Beau Business as a whole for annual periods ending on December 31, 1996 and December 31, 1997 and (ii) combined statements of income, retained earnings and cash flows of Sellers for the same periods, with appropriate footnotes.

                  (b) an unaudited combined balance sheet of Sellers reflecting the Laci Le Beau Business as a whole as of June 30, 1998 (herein the "Base Balance Sheet") and combined statements of income, retained earnings and cash flows of Sellers for the same period, with appropriate footnotes, certified by Sellers' chief financial officer.

Such financial statements referred to in Section 2.5 were prepared in conformity with generally accepted accounting principles applied on a consistent basis, are complete, correct and consistent in all material respects with the books and records of Sellers and fairly and accurately present the financial position of Sellers as of the dates thereof and the results of operations and cash flows of Sellers for the periods shown therein.

         2.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Base Balance Sheet, no Seller, to the best of Sellers' knowledge, has or is subject to any material liability or obligation of any nature, whether accrued, absolute, contingent or otherwise.

         2.7 Absence of Certain Developments. Since the date of the Base Balance Sheet, there has not been any: (i) material adverse change in the financial condition of any Seller or in the assets, liabilities, condition (financial or other), business, results of operations or prospects of any Seller or the Laci Le Beau Business, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of any Seller, (iii) waiver of any material right of any Seller or cancellation of any material debt or claim held by any Seller which would affect the Laci Le Beau Business or the Subject Assets, (iv) loss, destruction or damage to any property which is material to the assets, liabilities, properties, business or prospects of any Seller, whether or not insured, (v) acquisition or disposition of any assets or other transaction by any Seller other than in the ordinary course of business, (vi) transaction or agreement involving any Seller and any officer, director, employee or shareholder of any Seller, (vii) material increase, direct or indirect, in the compensation paid or payable to any officer, director, employee or agent of any Seller or any establishment or creation of any material employment or severance agreement or employee benefit plan, (viii) material loss of personnel of any

Seller, material change in the terms and conditions of the employment of any Seller's key personnel or any labor trouble involving any Seller, (ix) arrangements relating to any royalty, dividend or similar payment based on the sales volume of any Seller, whether as part of the terms of such Seller's capital stock or by any separate agreement, (x) material agreement with respect to the endorsement of any Seller's products, (xi) loss or any development that could result in a loss of any significant customer, account or employee of any Seller, (xii) incurrence of material indebtedness or lien, (xiii) transaction not occurring in the ordinary course of business, or (xiv) any agreement with respect to any of the foregoing actions.

         2.8 Ordinary Course. Since the date of the Base Balance Sheet, each Seller has conducted the Laci Le Beau Business only in the ordinary course and consistent with its prior practices.

         2.9 Inventories. Each Seller's inventory items are of a quality and quantity salable in the ordinary course of its business and such Seller maintains adequate inventory reserves. The inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of such Seller and are based on and consistent with such Seller's inventory records, and in the reasonable judgment of such Seller are properly valued. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business, on the whole, at profit margins consistent with the Sellers' experience in prior years.

         2.10 Tax Matters. Except as set forth in Schedule 2.10 attached hereto, each Seller has filed all federal, state, local and foreign income, excise and franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by it where the failure to file such returns would have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of such Seller and has paid all taxes owing by it, except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements referred to in Section 2.5 above or which will not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of such Seller. The provision for taxes on the Base Balance Sheet is sufficient as of its date for the payment of all accrued and unpaid federal, state, county and local taxes of any nature of each Seller, and any applicable taxes owing to any foreign jurisdiction, whether or not assessed or disputed. All taxes and other assessments and levies which each Seller is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities except where the failure to withhold or collect and pay over would not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of such Seller. With regard to the federal income tax returns of each Seller, except as set forth on
Schedule 2.10, no Seller has ever received notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS"). There are in effect no waivers of applicable statutes of limitations with respect to any taxes owed by any Seller for any year. Neither the IRS nor any other taxing authority is now asserting or, to the best knowledge of any Seller, threatening to assert against any Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

         2.11 Certain Contracts and Arrangements. Except as set forth in
Schedule 2.11 hereto (with true and correct copies delivered to the Buyer), no Seller is a party or subject to or bound by:

                  (a) any plan or contract providing for collective bargaining or the like, or any contract or agreement with any labor union;

                  (b) any contract, lease or agreement creating any obligation of any Seller to pay to any third party $25,000 or more with respect to any single such contract or agreement;

                  (c) any contract or agreement for the sale, license, lease or disposition of products in excess of $50,000;

                  (d) any contract containing covenants directly or explicitly limiting the freedom of any Seller to compete in any line of business or with any person or entity;

                  (e) any material license agreement (as licensor or licensee);

                  (f) any contract or agreement for the purchase of any leasehold improvements, equipment or fixed assets for a price in excess of $50,000;

                  (g) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing in excess of $50,000 or any pledge or security arrangement;

                  (h) any material joint venture, partnership, manufacturing, development or supply agreement;

                  (i) any material endorsement or any other material advertising, promotional or marketing agreement;

                  (j) any material employment contracts, or material agreements with officers, directors, employees or shareholders of any Seller or persons or organizations related to or affiliated with any such persons;

                  (k) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of any Seller, including without limitation any agreement with any shareholder of any Seller which includes without limitation, anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

                  (l) any pension, profit sharing, retirement or stock options plans;

                  (m) any royalty, dividend or similar arrangement based on the sales volume of any Seller;

                  (n) any acquisition, merger or similar agreement;

                  (o) any material contract with a governmental body under which any Seller may have an obligation for renegotiation;

                  (p) any agreement with any shareholder of any Seller or any affiliate of any shareholder; or

                  (q) any other material contract not executed in the ordinary course of business.

         All of Sellers' contracts and commitments are in full force and effect and no Seller, or, to the knowledge of Sellers, any other party is in default thereunder (or, to the knowledge of Sellers, has any event occurred which with notice, lapse of time or both would constitute a default thereunder), except to the extent that any such default would not have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of any Seller, and no Seller has received notice of any alleged default under any such contract, agreement, understanding or commitment.

         2.12     Intellectual Property Rights.

                  (a) Set forth on Schedule 2.12 is a list, including the name of the registered owner, the applicant, or owner/user, as the case may be, and brief description of (i) all registered trademarks owned by Sellers used in the Laci Le Beau Business, (ii) all trademarks for which Sellers have made applications for registration used in the Laci Le Beau Business, and (iii) any trademarks in use by Sellers for which no registration has been applied for used in the Laci Le Beau Business. Sellers have exclusive ownership of, with the exclusive right to use, sell, license, dispose of, and bring actions for infringement of, the trademarks set forth on Schedule 2.12.

                  (b) To its actual knowledge, each Seller has exclusive ownership of or an enforceable right to use and bring actions for infringement in connection with all Intellectual Property Rights used to conduct such Seller's business as presently conducted, including without limitation, the trademarks and tradenames set forth on Schedule 1.1(a)(i).

                  (c) The use of the Intellectual Property Rights and, to Sellers' knowledge, the business of each Seller as presently conducted and the manufacturing and marketing of the products of the such Seller, do not violate any agreements which such Seller has with any third party or infringe any patent, trademark, copyright or trade secret or, any other Intellectual Property Rights of any third party.

                  (d) No claim is pending or, to the best knowledge of Sellers, threatened against any Seller nor has any Seller received any notice or claim from any person asserting that any of Sellers' present or contemplated activities infringe or may infringe any Intellectual Property Rights of such person, and no Seller is aware of any infringement by any other person of any rights of Sellers under any Intellectual Property Rights.

         Schedule 1.1(a)(i) contains a list and brief description of all Intellectual Property Rights owned by or registered in the name of any Seller or of which any Seller is the licensor or a licensee of a material right or in which any Seller has any material right.

         2.13 Litigation. Except as set forth in Schedule 2.13, there is no litigation or governmental proceeding or investigation pending or, to the best knowledge of Sellers and Founders threatened against any Seller or affecting any of its properties or assets, products sold or advertised for sale by Sellers or against any officer, director or key employee of such Seller in his or her capacity as an officer, director or employee of such Seller, which litigation, proceeding or investigation is reasonably likely to have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of such Seller, or which may call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated hereby; nor to the best knowledge of such Seller has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might be properly instituted or commenced.

         2.14 Employee Benefit Plans. No Seller maintains or contributes to any employee benefit plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an "Employee Benefit Plan") other than the Employee Benefit Plans identified in Schedule 2.14. The terms and operation of each Employee Benefit Plan comply in all material respects with all applicable laws and regulations relating to such Employee Benefit Plans. There are no unfunded obligations of any Seller under any retirement, pension, profit-sharing, deferred compensation plan or similar program. No Seller is required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of Sellers, any applicable labor relations law. Except as set forth in Schedule 2.14, no Seller has ever maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees.

         2.15 Labor Laws. Sellers, in the aggregate, employ 18 full-time employees and two part-time employees and each Seller generally enjoys good employer-employee relationships. No Seller is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it as of the date hereof or amounts required to be reimbursed to such employees. To its actual knowledge, except as set forth in Schedule 2.15, each Seller is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or, to the best knowledge of Sellers, threatened against or involving any Seller.

         2.16 List of Certain Employees and Suppliers. Schedule 2.16(a) contains a list of all managers, employees and consultants of each Seller who, individually, have received compensation from such Seller for the last two fiscal years of such Seller in excess of $75,000. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual. Schedule 2.16(b) sets forth a list of all suppliers of each Seller to whom during the last two fiscal years such Seller made payments aggregating $50,000 or more, showing, with respect to each, the name, address and dollar volume involved. To the knowledge of Sellers, no supplier has any plan or intention to terminate or reduce its business with any Seller or to materially and adversely modify its relationship with any Seller.

         2.17 Hazardous Waste, Etc. To the knowledge of Sellers, no hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by any Seller and no hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property owned, leased or operated by any Seller.

         2.18 Business; Compliance with Laws. Each Seller has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as it is presently or contemplated to be conducted. Each Seller is, and for the past five (5) years has been, in compliance in all material respects with all laws and regulations administered by or promulgated by the Federal Trade Commission and the Food and Drug Administration and, to the actual knowledge of Sellers, such Seller, is and for the past five (5) years has been in compliance with all other federal, state, local and foreign laws and regulations. Except as disclosed in Schedule 2.18, no Seller is aware of any changes or proposed changes in such laws or regulations which would, with the passage of time, result in the Laci Le Beau Business not being in compliance with such laws or regulations.

         Set forth on Schedule 2.18 is a list of all franchises, permits, licenses, and other rights and privileges which are necessary for Buyer to continue to conduct the Laci Le Beau Business as it is presently or contemplated to be conducted (collectively, the "Required Permits").

         2.19 Investment Banking; Brokerage. Except as set forth on Schedule 2.19, there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by any Seller or based on any arrangement or agreement made by or on behalf of any Seller.

         2.20 Insurance. Each Seller has fire, casualty, product liability and business interruption and other insurance policies, with extended coverage, which Sellers and Founder believe are sufficient in amount to allow them to replace any of its material properties which might be damaged or destroyed or sufficient to cover liabilities to which each of them may reasonably become subject, subject to the limitations set forth in
Schedule 2.20. To Sellers' knowledge, there is no default or event which could give rise to a default under any such policy.

         2.21 Transactions with Affiliates. Except as set forth on Schedule 2.21, there are no loans, leases, contracts or other transactions between any Seller and any officer, director or stockholder of any Seller or any family member or affiliate of the foregoing persons.

         2.22 Customers and Distributors. Schedule 2.22 sets forth (i) each representative and distributor of each Seller at the date hereof (whether pursuant to a commission, royalty or other arrangement), and each customer, distributor and/or broker of each Seller who accounted for more than 5% of the sales of such Seller for the twelve (12) months ended August 31, 1998 and August 31, 1997 (collectively, the "Customers, Distributors and Brokers"); and (ii) the dollar amount of commissions paid to each broker of Sellers during the twelve
(12) months ended August 31, 1998. The relationships of each Seller with its Customers, Distributors, and Brokers are generally good commercial working relationships. Except as set forth in Schedule 2.22, no Customer, Distributor or Broker of any Seller has canceled or otherwise terminated its relationship with such Seller, or has during the last twelve months decreased materially its services, supplies or materials to such Seller or its usage or purchases of the services or products of such Seller. No Customer, Distributor or Broker has, to the knowledge of Sellers, any plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with any Seller or to decrease materially or limit its services, supplies or materials to any Seller or its usage, purchase or distribution of the services or products of any Seller.

         2.23 Disclosure. The representations and warranties made or contained in this Agreement and the schedules hereto when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading in light of the circumstances in which they were made or delivered. To the best knowledge of the Sellers and Founders, there have been no events or transactions, or information which has come to the attention of the management of any Seller, having a direct impact on any Seller or its assets, liabilities, financial condition, business, results of operations or prospects which, in the reasonable judgment of such management, could be expected to have a material adverse effect on the assets, liabilities, financial condition, business, results of operations or prospects of such Seller.

SECTION 3.  COVENANTS OF SELLERS.

         3.1 Making of Covenants and Agreements. Each Seller and each Founder hereby covenant and agree as set forth in this Section 3.

         3.2 Conduct of Business. Between the date of this Agreement and the Closing Date, Sellers will, unless otherwise agreed by Buyer:

                  (a) Conduct the Laci Le Beau Business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

                  (b) Refrain from making any purchase, sale, lease or disposition of any product, asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $10,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of their properties or assets other than in the ordinary course of business;

                  (c) Refrain from making any change in the compensation payable or to become payable to any of Sellers' officers, employees, agents or independent contractors other than increases in the ordinary course of business consistent with past practices, or granting any severance or termination pay to, or entering into or amending any employment, severance or other agreement or arrangement with, any of Sellers' directors, officers, independent contractors or employees;

                  (d) Refrain from modifying, amending or terminating any of their contracts except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims;

                  (e) Use commercially reasonable efforts to prevent any change with respect to its management and to keep intact Sellers' business organization, to keep available their present officers, employees and independent contractors and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with Sellers and refrain from amending any independent contract agreement except as Buyer may otherwise consent;

                  (f) Permit Buyer and its authorized representatives to have full access to all its properties, assets, records, tax returns, contracts and documents and furnish to Buyer or its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request;

         3.3 Consummation of Agreement. Sellers and Founders shall use their respective best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         3.4 Breach of Representations and Warranties. Promptly upon the occurrence of, or promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would with the giving of notice, the passage of time or both constitute a breach of
(a) any of the representations and warranties of any Seller contained in or referred to in this Agreement or in any Schedule referred to in this Agreement,
(b) any other provision of this Agreement, or (c) any other agreement executed and delivered in connection with this Agreement, Sellers shall give detailed written notice thereof to Buyer and shall use their best efforts to prevent or promptly remedy the same.

         3.5 Non-Use of Trade Names, etc. After the Closing Date, except as provided for in Section 1.1(b)(iv) hereof, no Seller, or any person controlling, controlled by or under common control with any of them will for any reason, directly or indirectly, for itself or any other person, (a) use any Intellectual Property Rights transferred pursuant to this Agreement, or (b) use or disclose any Intellectual Property Rights or any trade secrets, confidential information, know-how, proprietary information or other intellectual property described in
Section 1.1(a)(i) hereof and transferred pursuant to this Agreement or otherwise arising in connection with the operation of the Laci Le Beau Business, except that Sellers may disclose such information to Buyer in connection with the operation of the Laci Le Beau Business by Buyer after the Closing Date. On the Closing Date, each Seller (other than the Trustees and Laci Le Beau) shall take any and all steps necessary to amend its Certificate of Incorporation to change its corporate name to a name which does not include the name "Laci Le Beau," "Neal's Discount Health Products," "Cottonwood Creek Foods," "Shay Lee," "La Jean Health Products," "Nutrition Products" and "Natural Products" or any related name. As soon as practicable after the limited license to use "Laci Le Beau" in the name of Laci Le Beau Corporation ceases as contemplated in Section 1.1(b)(iv) hereof, Laci Le Beau shall take any and all steps necessary to amend its Certificate of Incorporation to change its corporate name to a name which does not include any of the foregoing names.

         3.6 Collection of Assets. Subsequent to the Closing, Buyer and its assignees shall have the right and authority to collect all Receivables and other items transferred and assigned by Sellers hereunder and to endorse with the name of any Seller or any of their affiliates any checks received on account of such receivables or other items, and Sellers agree that they will promptly transfer or deliver to Buyer and its assignees from time to time, any cash or other property that it may receive on or after the Closing with respect to any of the Receivables or any other claims, contracts, licenses, leases, commitments, sales orders, purchase orders, or any other items included in the assets transferred to Buyer pursuant to this Agreement.

         3.7 Required Permits. At or prior to the Closing, Sellers shall deliver to Buyer any Required Permits that they are permitted to transfer. Sellers shall cooperate with and assist Buyer in applying for and obtaining any Required Permits not permitted to be transferred.

         3.8 Consents and Waivers. Each Seller shall obtain all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein and to carry out the transactions contemplated hereby and thereby and shall deliver evidence thereof to Buyer. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement and other agreements and instruments executed and delivered by any Seller in connection herewith shall be made or taken.

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

         4.1 Making of Representations and Warranties. As a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to Sellers contained in this Section 4.

         4.2 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Buyer is qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect on Buyer.

         4.3 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Buyer pursuant to this Agreement constitutes, or when executed and delivered will constitute, the valid and binding obligation of Buyer enforceable in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement and each agreement, document and instrument contemplated hereby:

         (i) do not and will not violate any provision of the certificate of incorporation or by-laws of Buyer;

         (ii) do not and will not violate any laws of the United States, or any state or other jurisdiction applicable to Buyer or require Buyer to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

         (iii) do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which Buyer is bound or affected.

         4.4 Litigation. There is no litigation pending or, to the best knowledge of Buyer, threatened against Buyer which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         4.5 Finder's Fees. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         4.6 Reliance. Buyer is relying on each of the representations and warranties of each Seller contained in this Agreement.


SECTION 5.                 CONDITIONS TO BUYER'S OBLIGATION.

         The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

         5.1 Representations; Warranties; Covenants. Each of the representations and warranties of Sellers and Founders contained in Section 2 shall be true and correct as though made on and as of the Closing; and Sellers and Founders shall, on or before the Closing, have performed all of their respective obligations hereunder which by the terms hereof are to be performed on or before the Closing.

         5.2 No Material Change. There shall have been no material adverse change in the financial condition, prospects, properties, assets, liabilities, business or operations of any Seller since the date hereof, whether or not in the ordinary course of business.

         5.3 Certificate from Officers. Sellers shall have delivered to Buyer a certificate of each Seller's President dated as of the Closing to the effect that the statements set forth in Sections 5.1 and 5.2 above are true and correct.

         5.4 Approval of Buyer's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel, as Buyer may reasonably require from Sellers and Founders to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of Sellers and Founders and the fulfillment of their respective covenants.

         5.5 Escrow Agreement. Each Seller and Founder, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement, substantially in the form attached hereto as Exhibit 1.3(b).

         5.6 No Litigation. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, any Seller or Founder or any material adverse change in the laws or regulations applicable to Sellers.

         5.7 Consents. Sellers shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by Seller in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the Laci Le Beau Business by Buyer subsequent to the Closing; and Sellers and Buyer shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties in connection with the execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, the Required Permits.

         5.8 Leases. The transactions described in Section 1.10 hereof relating to certain leaseholds shall have been consummated prior to the Closing to the reasonable satisfaction of Buyer.

         5.9 Due Diligence. Buyer shall be satisfied, in its sole discretion, with the results of its legal, accounting, business and other due diligence review of Sellers and the Subject Assets.

         5.10 Non-Competition Agreements. Each Seller shall have executed and delivered to Buyer a Non-Competition Agreement in substantially the form of
Exhibit 1.11 attached hereto.

         5.11 Insurance. Sellers shall have paid that portion of the premium that would be due on the first anniversary of the Insurance Policy relating to the prior occurrence period.


SECTION 6.  SURVIVAL OF WARRANTIES.

         6.1 Survival of Warranties. All representations, warranties, agreements, covenants and obligations herein or in any Schedule or exhibit to this Agreement or any certificate or other document specifically required to be delivered under this Agreement by any party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the parties receiving the same and shall survive the Closing for a period of two and one-half (2.5) years (subject to the provisions of Sections 7.1 and 7.2 hereof) regardless of any investigation and shall not merge into the performance of any obligation by any party hereto.

SECTION 7.  INDEMNIFICATION.

         7.1      Indemnification by Sellers and Founders.

                  (a) Each Seller and each Founder, jointly and severally (subject to subsection (b) of this Section 7.1), agrees to defend, indemnify and hold Buyer, its parent and its and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Buyer Indemnified Party" and collectively the "Buyer Indemnified Parties") harmless from and against any and all Claims (as defined in Section 1.2 hereof), and any diminution in value of the Laci Le Beau Business or the Subject Assets, whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing, which may be sustained or suffered by any of them based upon, arising out of, by reason of or otherwise in respect of or in connection with:

                           (i) any inaccuracy in or breach of any representation or warranty made by any Seller or Founder in this Agreement, or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Representation and Warranty Claims of Buyer");

                           (ii) any breach of any covenant or agreement made by any Seller in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement; including without limitation the agreement of Sellers to pay the Excluded Liabilities;

                           (iii) any Claim relating to the business or operations of any Seller other than the Laci Le Beau Business;

                           (iv) any Claim relating to the operations and assets of the Laci Le Beau Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring or existing on or prior to the Closing Date (including, in each case, without limitation, any Claim relating to or associated with the products or services of the Laci Le Beau Business sold or provided on or prior to the Closing Date, tax matters, pension and benefits matters, any failure to comply with applicable laws and/or permitting or licensing requirements, and environmental and worker health and safety matters and any Claim arising out of the joinder or attempted joinder of the Buyer, whether as successor, or otherwise, in the Current Litigation); and

                           (v)      any liability of any Seller.

                  The rights of Buyer Indemnified Parties to recover indemnification in respect of any Claim arising under clause (ii), (iii), (iv), or (v) of this Section 7.1(a) shall not be limited by the fact that such Claim may not constitute a Representation and Warranty Claim of Buyer.

                  (b) The rights of Buyer Indemnified Parties to recover indemnification under this Section 7.1 shall be subject to the following limitations:

                           (i) No indemnification shall be payable by any Seller with respect to Representation and Warranty Claims of Buyer or Claims arising under Section 7.1(a)(ii) or Section 1.12(b) unless the total of all amounts payable pursuant to this Section 7.1 shall exceed $25,000 in the aggregate, whereupon the total amount of such Claims shall be recoverable in accordance with the terms thereof; provided, however, that such $25,000 limitation shall not apply with respect to Claims involving fraud or intentional misrepresentation;

                           (ii) All rights to indemnification with respect to Representation and Warranty Claims of Buyer shall expire on the date which is two and one-half (2.5) years after the Closing Date, except that Representation and Warranty Claims of Buyer relating to or involving fraud, intentional misrepresentation or tax matters shall survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating thereto. Notwithstanding the preceding sentence, if on or prior to the date which is two and one-half (2.5) years after the Closing Date a specific state of facts shall have become known which may give rise to a claim for indemnification under Section 7.1(a)(i) and a Buyer Indemnified Party shall have given written notice of such facts known by such Buyer Indemnified Party at such time to Sellers and Founders, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of. All rights to indemnification under this Section 7.1 with respect to claims arising under Section 7.1(a)(ii), 7.1(a)(iii), 7.1(a)(iv) and 7.1(a)(v) shall, except as they may otherwise be extended, survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating to any Claim covered by such indemnification right. The limitations herein with respect to Representation and Warranty Claims of Buyer and claims arising under Sections 7.1(a)(ii), 7.1(a)(iii), 7.1(a)(iv) shall not limit the rights of any Buyer Indemnified Party with respect to any other claims under this Section 7.1; and

                           (iii) Notwithstanding anything contained in this
         Section 7.1 to the contrary, no Seller or Founder shall be required to indemnify Buyer Indemnified Parties with respect to Representation and Warranty Claims of Buyer or Claims arising under Sections 7.1(a) in an aggregate amount in excess of $5,000,000 (the "Indemnity Cap"), except with respect to claims relating to or involving fraud, intentional misrepresentation, tax matters or any Claim arising pursuant to Section
         1.13 or Section 2.13, as to which no such limit shall apply.

         7.2      Indemnification by Buyer.

                  (a) Buyer (subject to subsection (b) of this Section 7.2) agrees to defend, indemnify and hold each Seller and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "Seller Indemnified Party" and collectively the "Seller Indemnified Parties") harmless from and against any and all Claims (as defined in Section 1.2 hereof), whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing, which may be sustained or suffered by any of them based upon, arising out of, by reason of or otherwise in respect of or in connection with:

                           (i) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Representation and Warranty Claims of Seller"); and

                           (ii) any breach of any covenant or agreement made by Buyer in this Agreement or in any Schedule or exhibit to this Agreement or any certificate or other document delivered in connection with the consummation of the transactions contemplated by this Agreement.

         The rights of Seller Indemnified Parties to recover indemnification in respect of any Claim arising under clause (ii) of this Section 7.2(a) shall not be limited by the fact that such Claim may not constitute a Representation and Warranty Claim of Seller.

                  (b) The rights of Seller Indemnified Parties to recover indemnification under this Section 7.2 shall be subject to the following limitations:

                           (i) No indemnification shall be payable by Buyer with respect to Representation and Warranty Claims of Seller or Claims arising under Section 7.2(a)(ii) unless the total of all amounts payable pursuant to this Section 7.2 shall exceed $25,000 in the aggregate, whereupon the total amount of such Claims shall be recoverable in accordance with the terms thereof; provided, however, that such $25,000 limitation shall not apply with respect to Claims involving fraud or intentional misrepresentation;

                           (ii) All rights to indemnification with respect to Representation and Warranty Claims of Seller shall expire on the date which is two and one-half (2.5) years after the Closing Date, except that Representation and Warranty Claims of Seller relating to or involving fraud, intentional misrepresentation or product liability matters shall survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating thereto. Notwithstanding the preceding sentence, if on or prior to the date which is two and one-half (2.5) years after the Closing Date a specific state of facts shall have become known which may give rise to a claim for indemnification under Section 7.2(a)(i) and a Seller Indemnified Party shall have given written notice of such facts known by such Seller Indemnified Party at such time to Buyer, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall be finally determined and disposed of. All rights to indemnification under this Section 7.2 with respect to Claims arising under Section 7.2(a)(i) except as they may otherwise be extended, survive until and shall expire on the date three months after the termination of the applicable statute of limitations relating to any Claim covered by such indemnification right. The limitations herein with respect to Representation and Warranty Claims of Seller and Claims arising under Section 7.2(a)(ii) shall not limit the rights of any Seller Indemnified Party with respect to any other claims under this
         Section 7.2; and

                           (iii) Notwithstanding anything contained in this
         Section 7.2 to the contrary, Buyer shall not be required to indemnify Seller Indemnified Parties with respect to Representation and Warranty Claims of Seller or Claims arising under Section 7.2(a)(ii) in an aggregate amount in excess of the Indemnity Cap, except with respect to claims relating to or involving fraud or intentional misrepresentation, as to which no such limit shall apply.

         7.3      Notice; Defense of Claims.

                  (a) Notice of Claims. Promptly after receipt by an indemnified party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

                  (b) Third Party Claims. With respect to third party claims, if within 20 days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnifying party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense or the payment is required in accordance with any settlement or adjudication in accordance with the provisions of this Section 7.3; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied and such settlement does not involve the establishment of any obligations or limitations applicable to the indemnified party. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

                  (c) Non-Third Party Claims. With respect to non-third party claims, if within 20 days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the matter shall be resolved by arbitration in accordance with Section 8.11 hereof.

         7.4 Sole Remedy. The parties agree that the rights to indemnification under this Section 7 shall be exclusive of all rights of indemnification or other remedies that any Seller Indemnified Party or Buyer Indemnified Party would otherwise have in connection with the transactions contemplated by this Agreement, except for Claims relating to or involving fraud, intentional misrepresentation or the breach of Section 3.3 or Section 3.4 hereof.

         7.5 Satisfaction of Indemnification Obligations. In order to satisfy the indemnification obligations set forth in Section 7.1 above, a Buyer Indemnified Party shall have the right (in addition to collecting directly from the Sellers) to proceed directly against the Escrow Amount as further set forth in the Escrow Agreement.

         7.6 Insurance Proceeds. The amount of any Claim for which indemnification may be sought under this Section 7 shall be reduced by the amount of any insurance proceeds received in respect of such Claim by the party seeking indemnification.


SECTION 8.  MISCELLANEOUS.

         8.1 Law Governing. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

         8.2 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person, by facsimile (with request for assurance of receipt in a manner typical with respect to such communications) or by mail, and shall become effective (x) on delivery if given in person, (y) on the date of transmission if sent by facsimile, or (z) four business days after being deposited in the United States mails, with proper postage, for first-class registered or certified mail, prepaid.

         Notices shall be addressed as follows:

                  If to Buyer, to:
                  ----------------

                  Natrol, Inc.
                  21411 Prairie Street
                  Chatsworth, CA 91311
                  Attn:  President
                  Fax:   (818) 739-6001

                  With a copy to:

                  Goodwin, Procter & Hoar LLP
                  Exchange Place
                  Boston, MA  02109
                  Attn:  John R. LeClaire, P.C.
                  Fax:   (617) 523-1231

                  If to Sellers or Founders:

                  Laci Le Beau Corporation
                  P.O. Box 9922
                  Fresno, CA 93794
                  Attn:  Earl and Helen Roberson
                  Fax:   (209) 276-2918
provided, however, that if any party shall have designated a different address by notice to the others in accordance with this Section 8.2, then to the last address so designated.

         8.3 Prior Agreements Superseded. This Agreement supersedes all prior understandings and agreements among the parties relating to the subject matter hereof, including without limitation the letter of intent dated August 20, 1997 among Buyer and Sellers and the Letter of Intent dated August 24, 1998 among Buyer and Sellers.

         8.4 Assignability. This Agreement shall not be assignable by any party, except by Buyer to an affiliate of Buyer (which assignment shall not relieve Buyer of any of its obligations hereunder), without the prior written consent of the other parties hereto. This Agreement (including without limitation the provisions of Section 8) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns.

         8.5 Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         8.6 Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee, partner or executor, by contract or credit arrangement or otherwise;

                  (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

                  (d) "subsidiary" of a person means any corporation more than 50 percent of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50 percent of whose total equity interest, is directly or indirectly owned by such person.

         8.7 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         8.8 Amendments; Waivers. This Agreement may not be amended or modified except by a writing duly and validly executed by each party hereto. Compliance with any condition or covenant set forth herein may not be waived except by a writing duly and validly executed by the party or parties to be bound. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         8.9 Severability. Each of the provisions contained in this Agreement shall be severable and the unenforceability of one shall not affect the enforceability of any other provision or the remainder of this Agreement.

         8.10 Publicity and Disclosures. Except as required by law (including any disclosure requirements under any securities laws or rules of any stock exchange or quotation system), neither Buyer, on the one hand, or Sellers, on the other hand, shall make any public disclosure regarding the proposed transaction without the prior written consent of Sellers or the Buyer, respectively, which consent shall not be unreasonably withheld.

         8.11 Arbitration. Except with respect to matters as to which injunctive relief is being sought, any dispute arising out of or relating to this Agreement that has not been settled within thirty (30) days by good faith negotiation between the parties to this Agreement shall be submitted to J.A.M.S./Endispute for final and binding arbitration on an expedited basis pursuant to its arbitration rules and regulations. Any such arbitration shall be conducted in Los Angeles, California.

         8.12 Expenses. Buyer, Sellers and Founders shall each bear their own expenses in connection with the transactions contemplated hereby. In particular, all expenses of Sellers in connection with the negotiation and performance of this Agreement and the transactions contemplated hereby and all transfer, excise or other taxes payable by any party to this Agreement to any jurisdiction by reason of the sale and transfer of the Subject Assets pursuant to this Agreement, if any (excluding any such taxes arising solely from the identity or location of Buyer or any affiliate of Buyer), shall be paid by Sellers out of the proceeds of the sale of the Subject Assets, and, no such expenses shall be payable by Buyer or any affiliate of Buyer provided however that Buyer shall be responsible for payment of the California Sales Tax on the transfer of machinery and equipment of the Laci Le Beau Business from Sellers to Buyer, calculated at the rate of 7.75% of that portion of the Purchase Price allocated to such machinery and equipment pursuant to Section 1.8 hereof.

         8.13 Limitation on Liability. NPT is an irrevocable trust formed under the laws of the State of California. The parties hereto agree that this Agreement has been executed by the Trustees in their capacity as trustees of NPT and not as individuals. Buyer agrees it will look solely to the assets of NPT to enforce any agreement or obligation of the Trustees arising under this Agreement, and not to the individual assets of any Trustee.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above by their duly authorized representatives.

                                            BUYER:
                                            ------

                                            NATROL ACQUISITION CORP.



                                            By:/s/ Elliott Balbert
                                            ------------------------------------
                                               Name: Elliott Balbert
                                               Title: President/CEO

                                            SELLERS:
                                            --------

                                            LACI LE BEAU CORPORATION



                                            By:/s/ Earl Roberson
                                            ------------------------------------
                                               Name: Earl Roberson
                                               Title: President

                                            SHAY LEE CORPORATION



                                            By:/s/ Earl Roberson
                                            ------------------------------------
                                               Name: Earl Roberson
                                               Title: President

                                            FOUNDERS:



                                            /s/ Earl Roberson
                                            ------------------------------------
                                            Earl Roberson, individually



                                            /s/ Helen Roberson
                                            ------------------------------------
                                            Helen Roberson, individually



                                            TRUSTEES:



                                            /s/ Frederick L. Stine
                                            ------------------------------------
                                            Frederick L. Stine, as Trustee of
                                            the Nutrition Products Trust of 1995



                                            /s/ Sam J. Roberson
                                            ------------------------------------
                                            Sam J. Roberson, as Trustee of the
                                            Nutrition Products Trust of 1995



                                            /s/ Deborah L. Barnes
                                            ------------------------------------
                                            Deborah L. Barnes, as Trustee of the
                                            Nutrition Products Trust of 1995